Exhibit 10.26

AMENDMENT NO. 1

TO EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 (this “Amendment”) to the Employment Agreement by and between Peter G. Milner, M.D. (“Executive”) and ARYX THERAPEUTICS, INC., a Delaware corporation  (the “Company”) dated September 30, 2005 (the “Prior Agreement”), is entered into and effective as of December 19, 2008 (the “Effective Date”). Capitalized terms not herein defined shall have the meanings ascribed to them in the Prior Agreement.

WHEREAS, the Company and the Executive previously entered into the Prior Agreement; and

WHEREAS, the Company and the Executive wish to amend the Prior Agreement by entering into this Amendment to comply with the parties’ intent that the Prior Agreement be interpreted, construed and administered in a manner that satisfies Section 409A of the Internal Revenue Code of 1986, as amended from time to time, among other things.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Company and the Executive, intending to be legally bound, hereby amend the Prior Agreement effective as of the Effective Date and agree as follows:

SECTION 1.                            AMENDMENT TO THE PRIOR AGREEMENT

Effective as of the Effective Date, the following sections of the Prior Agreement are hereby amended and restated in their entirety to read as follows:

1.                                       Section 5.1(a)(i) shall read:

Definition of Cause. For purposes of this Agreement, “Cause” shall mean that Executive has committed, or there has occurred, one or more of the following, as determined by the Board:  (a) conviction of, a guilty plea with respect to, or a plea of nolo contendere to a charge that the Executive has committed a felony under the laws of the United States or of any state of a crime involving moral turpitude, including, but not limited to, fraud, theft, embezzlement or any crime that results in or is intended to result in personal enrichment at the expense of the Company (a “Conviction”); (b) material breach done in bad faith of any agreement entered into between the Executive and the Company that impairs the Company’s interest therein, including but not limited to this Agreement or the Confidential Information Agreement; or (c) willful misconduct, or gross neglect by the Executive of Executive’s duties, if such conduct is not cured within seven (7) days of Executive’s receipt of written notice (provided that notice is required only if such conduct can reasonably be cured). Executive’s death or disability (as defined in Treasury Regulations Section 1.409A-3(i)(4)(i)) shall also constitute Cause for termination under this Agreement.

2.                                       Section 5.1(c) shall read:

Severance Benefits for Termination Without Cause. If the Company terminates Executive’s employment at any time without Cause and such termination is a

“separation from service” under Treasury Regulation Section 1.409A-1(h), Executive shall be eligible to receive the following as his sole severance benefits (the “Without Cause Severance Benefits”):  (i) the Company shall make a lump sum severance payment to Executive in an amount equal to twelve (12) months of Executive’s then-current base salary, subject to withholdings and deductions, payable within ten (10) days after the effective date of the release executed in satisfaction of the requirements set forth in Section 8 of this Agreement; (ii) if Executive timely elects COBRA health insurance coverage, the Company will reimburse Executive’s COBRA premiums for a maximum of either twelve (12) months following the employment termination date or until such date as Executive is eligible for health insurance coverage from another source, whichever occurs sooner (but in no event after Executive ceases to be eligible for COBRA); and (iii) the vesting of the Standard Option and the Special Option shall immediately accelerate in full so that all shares subject to the Standard Option and the Special Option are fully vested and immediately exercisable. For the avoidance of doubt, the New Options, and any other option grants not specifically referenced in the immediately preceding sentence, will not be subject to accelerated vesting under this Section 5.1(c). Executive shall not earn or be entitled to receive any of the Without Cause Severance Benefits unless and until the release requirements set forth in Section 8 of this Agreement are satisfied.

3.                                       Section 5.2(c) shall read:

Severance Benefits For Good Reason Resignation. Executive may resign his employment for Good Reason so long as Executive provides the Company with written notice specifying the occurrence of the event which forms the basis for his resignation for Good Reason within ninety (90) days following its initial existence and provides the Company forty-five (45) days to cure such condition, and Executive tenders his written resignation to the Company within thirty (30) days following the end of such cure period if the condition is not cured.  If Executive resigns for Good Reason and such termination is a “separation from service” under Treasury Regulation Section 1.409A-1(h), Executive shall be eligible to receive the Without Cause Severance Benefits as his sole severance benefits. Executive shall not earn or be entitled to receive any of the Without Cause Severance Benefits unless and until the release requirements set forth in Section 8 of this Agreement are satisfied. For the avoidance of doubt, Executive will not be eligible to receive any severance benefits if he resigns after more than thirty (30) days following the end of the cure period and the resignation does not qualify hereunder as a Good Reason resignation.

4.                                       Section 5.2(d) shall read:

Definition of Good Reason. For purposes of this Agreement, “Good Reason” shall mean any one of the following events which occurs on or after the Effective Date without Executive’s consent:  (i) any material reduction of Executive’s then current annual base salary, except to the extent that the annual base salary of all other officers of the Company is similarly reduced; (ii) any requirement that the Executive relocate to a work site that would increase the Executive’s one-way commute distance by more than thirty-five (35) miles; or (iii) any material breach by the Company of its obligations under this Agreement.

5.                                       Section 6.2 shall read:

Change of Control Termination. In the event Executive’s employment with the Company is involuntarily terminated without Cause by the Company or its successor, or Executive resigns for Good Reason, and in either case such termination is a “separation from service” under Treasury Regulation Section 1.409A-1(h) and such termination or resignation occurs within thirteen (13) months following a Change of Control, Executive shall be entitled to:  (a) the severance benefits set forth in either Sections 5.1(c) or 5.2(c) of this Agreement, to the extent and as applicable; and (b) vesting of the Standard Option, the Special Option and the New Options shall accelerate in full, effective as of Executive’s termination or resignation date, so that all shares subject to the Standard Option, the Special Option and the New Options are fully vested and immediately exercisable. Executive’s receipt of severance benefits, as applicable, and accelerated vesting of options as provided in this Section 6.2 shall be conditioned on Executive’s full compliance with the release requirements set forth in Section 8 of this Agreement.

6.                                       Section 8 shall read:

RELEASE. As a condition of receiving any of the severance benefits under this Agreement or as otherwise specifically required by this Agreement, Executive shall execute a release in the form attached hereto as Exhibit B (the “Release”). Unless the Release is executed by Executive, delivered to the Company within twenty-one (21) days after the termination of Executive’s employment with the Company (or any other longer time period required by law), and allowed by Executive to become effective within seven (7) days thereafter, Executive shall not earn or be eligible to receive any severance benefits (including severance payments, reimbursement of COBRA premiums, acceleration of option grant shares, or other payments) provided for under this Agreement.

SECTION 2.                            ADDITIONAL PROVISIONS

2.1                               ENTIRE AGREEMENT AND MODIFICATION.  The Prior Agreement, together with this Amendment, constitute the entire agreement among the parties with respect to the subject matter thereof and hereof and supersede any prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they related in any way to the subject matter hereof.

2.2                               GOVERNING LAW.  This Amendment shall be governed by, construed and interpreted in accordance with the laws of the State of California without regard to its choice of law principles.

2.3                               COUNTERPARTS.  This Amendment may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

2.4                               HEADINGS.  The Section headings contained in this Amendment are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Amendment.

2.5                               SEVERABILITY.  Any term or provision of this Amendment that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

IN WITNESS WHEREOF, the parties have executed this Amendment on and effective as of the Effective Date.

ARYx THERAPEUTICS, INC.		PETER G. MILNER, M.D.

By:	/s/ David Nagler	/s/ Peter G. Milner
David Nagler
Vice President Corporate Affairs